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Pricing Supplement dated December 2, 2005 	                      Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                         File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	             TOYOTA MOTOR CREDIT CORPORATION

               Medium-Term Note, Series B - Floating Rate
_____________________________________________________________________________________
Principal Amount: $200,000,000				Trade Date: December 2, 2005
Issue Price: 100%					Original Issue Date: December 7, 2005
Initial Interest Rate:  See "Additional 		Net Proceeds to Issuer: $199,960,000
  Terms of the Notes -- Interest"		        Principal's Discount
Interest Payment Period: Quarterly	 		  or Commission: 0.02%
Stated Maturity Date: April 15, 2008
____________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
      [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
      [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
              (Fixed Interest Rate): 			   Date):
      [ ]  Other Floating Rate Note				  (Fixed Interest Rate):
              (see attached)

      Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
                  [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
                  [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
                              If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                                [X]  Telerate Page: 3750

      Initial Interest Reset Date: January 17, 2006	Spread (+/-): -0.01%
      Interest Rate Reset Period: Quarterly		Spread Multiplier:  N/A
      Interest Reset Dates: See "Additional Terms 	Maximum Interest Rate: N/A
 	  of the Notes - Interest"
      Interest Payment Dates: See "Additional Terms 	Minimum Interest Rate:  N/A
 	  of the Notes - Interest"			Index Maturity: 3 month
	  						Index Currency:  U.S. dollars

Day Count Convention:
      [ ]  30/360 for the period from       to
      [X]  Actual/360 for the period from December 7, 2005 to April 15, 2008
      [ ]  Other (see attached)

Redemption:
      [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
           Initial Redemption Percentage: N/A
           Annual Redemption Percentage Reduction: N/A

Repayment:
      [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Repayment Price:     %

Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	              ___________________________

                     J.P. Morgan Securities Inc.

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                    ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

            The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on December 5, 2005 minus 0.01%.

            The Interest Reset Dates shall be as follows: January 17, 2006, April 15, 2006, July 15, 2006, October 15, 2006, January 15, 2007, April 15,
2007, July 15, 2007, October 15, 2007 and January 15, 2008. The Interest Payment Dates shall be as follows: January 17, 2006, April 15, 2006,
July 15, 2006, October 15, 2006, January 15, 2007, April 15, 2007,
July 15, 2007, October 15, 2007, January 15, 2008 and the Maturity Date.

Minimum Denomination

      Each Note will be issued in a minimum denomination of $100,000 and in $1,000 increments thereafter.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.98% of their principal amount. JPMorgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, JPMorgan is committed to take and pay for all of the Notes offered hereby if any are taken.